Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

CONTACT:	Douglas Mitchell Senior Vice President, Director of Investor Relations and Capital Management (415) 315-2800

Craig S. On Executive Vice President and Chief Financial Officer (415) 315-2800

EVC Group Investor Relations: Douglas M. Sherk or Jenifer Kirtland (415) 896-6820 Media Relations: Steve DiMattia (646) 201-5445
For Immediate Release
UCBH HOLDINGS, INC. ANNOUNCES
SELECTED PRELIMINARY SECOND QUARTER 2009 FINANCIAL INFORMATION
•	Company Reports Substantial Progress on Comprehensive Loan Portfolio Review

•	Total Deposits Reached Almost $9 Billion in the Second Quarter; Core Deposits Increased By 4.67%

•	Delinquency Trends Improved Significantly in the Second Quarter; Total Delinquencies in the Second Quarter Decreased 59.4% from 3.13% of Total Loans in the First Quarter to 1.36%

•	Continued to Sell Nonperforming Assets; Completed $101 Million in Sales During the Quarter

•	Priorities for the Second Half of 2009 are to Execute the Capital Plan, Reduce Nonperforming Assets Aggressively, and Further Strengthen and Grow Core Business Franchise
     SAN FRANCISCO, August 6, 2009 - UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™ or the “Bank”), today reported selected preliminary financial information for the second quarter ended June 30, 2009. The Company’s preliminary financial information for the second quarter provided in this release is subject to the final results of the Board Audit Committee’s independent investigation and the Company’s financial restatement activities.
Summary Business Update
     “We are doing everything in our power to complete our financial restatement and bring this process to a successful conclusion,” said Chairman, President and Chief Executive Officer Thomas S. Wu. “As we work diligently on putting the credit quality issues behind us, we have completed the review of the majority of our loan portfolio. As a result of these efforts, our nonperforming assets have increased, and we have provided significantly to our allowance for loan losses to reflect the risk inherent in our loan portfolio. While our nonperforming assets have increased, our delinquency trends are improving, which should have a positive impact on our second half 2009 results.”
     “During the second half of the year, we are positioning the Company to execute on a capital plan in conjunction with our restatement efforts. In addition, we intend to reduce our nonperforming assets aggressively, and continue the momentum in our core banking business, which is a very strong franchise. We are working through a challenging environment with a plan designed to enable UCBH to emerge from this period as a stronger financial institution serving our target markets domestically in the U.S. and across the Pacific in Greater China.”
     UCBH’s efforts to further strengthen its core business franchise are reflected by an increase of 4.67% in core deposits, as compared to year-end 2008. Total deposits were $8.9 billion as of June 30, 2009, and the Company’s net loan-to-deposit ratio was approximately 85% for the quarter. The average cost of deposits for the quarter was 1.93%, while the cost of deposits at quarter end was 1.75%.
     UCB opened 9,222 new checking accounts in the second quarter, an increase of 89% from the first quarter when the Bank opened 4,873 checking accounts. Additionally, UCB continues to make progress in cross-selling products to its customers; approximately 42% of its community banking customers has three products with the Bank, and 21% has four or more products with the Bank.
     Mr. Wu continued, “In our core business, we continue to focus on deposit growth, reducing the cost of deposits, improving our net interest margin, carefully managing our costs, and — as always — meeting our customers’ needs.”
Progress on Loan Review
     A key component of the Company’s restatement efforts is the conclusions from its re-examination of the current credit risk profile of its loan portfolio. The Company has reviewed approximately 63% of its outstanding loans by balance, including nearly 93% of the construction loan portfolio, approximately 66% of the commercial real estate and approximately 62% of the commercial business loan portfolios. The extensive nature of this review is the primary contributor to the Company’s preliminary second quarter 2009 credit quality highlights as provided below.
     This effort, for which the Company engaged three external loan review firms, is focused on assessing the accuracy of credit risk ratings, which the Company used to assess the appropriateness of the related allowance for loan loss reserving levels. Additionally, the effort is meant to ensure that credit risk conclusions and related allowance reserving conclusions are properly reflected in the quarter in which the risk inherently existed based on the latest appraisals.
Preliminary Second Quarter 2009 Highlights
     The Company provided the following update on its operating and financial performance for the second quarter, subject to the final results of the Audit Committee’s investigation and the Company’s financial restatement activities:
•	Reflecting credit loss assumptions associated with management’s ongoing review of the loan portfolio, the Company expects that its provision for loan losses for the second quarter will be in a range of $300 million to $330 million.

•	Net loan charge-offs for the second quarter of 2009 are estimated to be in a range of $275 million to $300 million.

•	The allowance for loan losses is estimated to be in a range of $345 million to $365 million, or approximately 4.4% of total loans at June 30, 2009.

•	The Company completed approximately $101 million in sales of nonperforming and other assets during the quarter, including approximately $69 million in nonperforming loans and approximately $32 million in other real estate owned (“OREO”).

•	Nonperforming assets are estimated to be in a range of $835 million to $875 million at June 30, 2009.

•	Total assets are estimated at $12.8 billion at June 30, 2009.

•	Total loans are estimated at $8.0 billion at June 30, 2009.

•	Total loan delinquencies for the second quarter of 2009 are estimated to decline by approximately $143 million, or 59.4%, from 3.13% of total loans in the first quarter of 2009 to 1.36% of total loans in the second quarter of 2009.

•	Net interest income on a tax-equivalent basis is estimated at $70.6 million for the second quarter of 2009.
     The Company also provided the following update on its operating and financial performance for the second quarter, which is not expected to be impacted by its financial restatement activities as described below:
•	Noninterest income is estimated at $7.4 million for the second quarter of 2009, which includes $7.5 million in gains from sales of available-for-sale securities, offset by $3.9 million in other-than-temporary impairments taken on three of our collateralized debt obligations.

•	Noninterest expense is estimated at $70.5 million for the second quarter of 2009, including approximately $6 million in additional FDIC deposit insurance assessments due to a one-time special assessment imposed by the FDIC on all banks, $6.1 million in expenses associated with OREO, and $1.7 million in one-time prepayment fees associated with the payoff of $175 million of Federal Home Loan Bank advances. The benefit on the net interest margin from this prepayment will be reflected in the coming quarters.
Capital Management Plan
     As announced on July 14th, UCBH has engaged a financial advisor to develop a comprehensive capital plan for a variety of scenarios, which incorporates alternatives for both capital funding and capital enhancement. The Company has a multi-step strategy in place to increase its tangible common equity levels, and plans to execute various components of its plan starting in the third quarter.
     Separately, on August 5, 2009, the Company received approval from NASDAQ for a 180-day extension, until November 16, 2009, to regain compliance with the NASDAQ Marketplace Listing Criteria Rule 5250(c)(1) “Obligation to File Periodic Financial Reports”.
About this Press Release
     As previously announced on May 20, 2009 in a Form 8-K addressing Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review, UCBH is in the process of restating its consolidated financial statements as of and for the year ended December 31, 2008. Also, as previously announced, the Audit Committee of the Company’s Board of Directors is conducting an independent investigation regarding the recognition of impairment losses on nonperforming loans and OREO. Accordingly, the Company will not file its 2008 Form 10-K/A or its Form 10-Q for the quarter ended March 31, 2009 or for the quarter ended June 30, 2009 until after the completion of such investigation and restatement. UCBH can give no assurance that the financial information in this release will not be adjusted when the investigation has been completed and the related restated financial statements have been audited. The Company intends to complete the restatement of its 2008 consolidated financial statements as promptly as practicable following the conclusion of the Audit Committee investigation and file with the Securities and Exchange Commission an amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and a Quarterly Report on Form 10-Q for each of the appropriate quarters of 2009.
     This release contains both selected second quarter financial information that is not expected to be impacted by the restatement of the Company’s consolidated financial statements, as well as some selected financial information that could be impacted. Where possible, estimates have been provided for items that are expected to be impacted. In certain instances, these estimates are provided in the form of a range of financial results within which management reasonably expects the final results will fall. These estimates are preliminary in nature and subject to change, including as a result of the Audit Committee investigation.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. Together, the Bank and its subsidiaries, including United Commercial Bank (China) Limited, operate 50 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, nine branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private client services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, asset-based financing, cash management, loans guaranteed by the U.S. Small Business Administration, commercial, multifamily and residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: the timing of the completion, and the results, of the pending Audit Committee investigation and restatement of the Company’s consolidated financial statements; any failure by the Company successfully to address its material weaknesses in internal controls over its financial statements; any regulatory actions arising out of the foregoing; the current dislocations in global credit and capital markets; economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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